Exhibit 10
                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered into effective as of July 1, 1996, by and between Featherlite Mfg., Inc., a Minnesota corporation ("Featherlite"), and Michael Guth ("Guth").

                                    RECITALS:

     A. Featherlite is in the business of, among other things, manufacturing and marketing luxury custom coaches.

     B. Guth has considerable knowledge and experience relating to the business of Featherlite as a result of his previous employment by Vantare International, Inc. ("Vantare"), all of the assets and business of which (the "Vantare Business") have been acquired by Featherlite as of the date hereof pursuant to a certain Agreement and Plan of Reorganization dated July 1, 1996 (the "Exchange Agreement") among Featherlite, Vantare, and Guth.

     C. Featherlite desires to employ Guth and Guth desires to be employed by Featherlite, on the terms and conditions set forth in this Agreement. Featherlite and Guth also acknowledge that Featherlite would be irreparably harmed in the event that Guth competed with Featherlite during the noncompetition period described in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   AGREEMENTS:

     10.10.1 Term of Employment. Subject to the provisions for termination contained in section 9 hereof, Featherlite hereby employs Guth for a term beginning on the date hereof and ending on December 31, 1999 (the "Employment Term").

     10.10.2 Employment Duties. During the Employment Term, Featherlite shall employ Guth as President of the Vantare Division of Featherlite, which shall be a management position commensurate with his knowledge, experience and skills. As used in this Agreement, the "Vantare Division" means the division of Featherlite that operates the Vantare Business from and after the date hereof, and does not include other divisions or business segments of Featherlite. Guth shall have all of the rights, duties, and obligations implied by his title(s), as it or they may change from time to time, and shall perform such other duties and responsibilities as may be delegated to him by the Board of Directors or the Chief Executive Officer of Featherlite from time to time. Guth shall diligently and conscientiously devote his full time and attention and best efforts to the performance of the duties of his position(s), as it or they may change from time to time; provided, however, that this shall not prohibit Guth from making passive investments in other companies or ventures that do not require that he expend time or provide services or otherwise interfere with his duties hereunder. Guth agrees to comply in all respects with the general standards, policies, and procedures of Featherlite or relevant affiliates of Featherlite as in effect from time to time, and Guth shall not be engaged or employed in any capacity whatsoever by any other person or business entity, or for his own account.

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     10.10.3  Base  Compensation.  As  compensation  for his  services  rendered hereunder, Guth shall receive an annual base salary during the Employment Term equal to Fifty-Two Thousand Dollars ($52,000). Such salary will be payable on Featherlite's normal payroll cycle and shall be prorated for any calendar year during the Employment Term during which Guth's employment hereunder begins or terminates.

     10.10.4 Incentive Compensation. In addition to the salary to be paid to Guth as provided in section 3 hereof, Featherlite shall pay to Guth, as incentive compensation, as soon as practical after the end of each fiscal year of Featherlite (December 31, 1996, 1997, 1998, and 1999) but in no event more than 120 days after the end of any such fiscal year during the Employment Term, a bonus equal to five percent (5%) of the Vantare Division's Pre-tax Income. For these purposes, "Pre-tax Income" shall mean the net income of the Vantare Division, after expenses including amortization of intangibles including those arising from the transaction contemplated by the Exchange Agreement and before income tax, earned from its operation of the Vantare Business for the applicable fiscal year but shall not include income of other divisions, affiliates, or subsidiaries of Featherlite (except to the extent that any such other divisions, affiliates, or subsidiaries subsequently operate, in whole or in part, the Vantare Business), or any other indirect corporate allocations not directly related to the Vantare Business, and provided that the expenses shall be generally consistent with the types of expenses of operating the Vantare Business prior to the exchange pursuant to the Exchange Agreement (but as may differ to account for any infusion of capital after the date of such exchange, and except for the amortization of intangibles related to such exchange and other expenses strictly related to the operation of the Vantare Division). The aggregate sum of the base salary described in section 3 and the bonus described in this section 4 shall not exceed the following amounts for the following years, respectively: $200,000 for 1996, $210,000 for 1997, $220,000 for 1998,
and $230,000 for 1999. The bonus described herein, and the aggregate annual maximum amounts of salary and bonus payable hereunder, shall be prorated for any calendar year during the Employment Term during which Guth's employment hereunder begins or terminates. If Featherlite expands the Vantare Division through the infusion of additional capital and plant expansion (in addition to the expansion already contemplated by Featherlite and Vantare, as described in section 5.14 of the Exchange Agreement), the bonus described herein shall be renegotiated so as to reflect appropriately the additional capital and contributions of Featherlite, by providing to Featherlite a 10-percent return on its capital investment (including but not limited to real estate and equipment) in any such expansion. This amount shall be deducted from Pre-tax Income prior to calculation of the bonus payable to Guth.

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     10.10.5  Benefits.  During  the term of Guth's  employment  by  Featherlite pursuant to this Agreement, he shall be eligible for and receive the standard benefits paid to employees of comparable positions in Featherlite and its subsidiaries, as such benefits may change from time to time. With regard to all insured benefits to be provided, benefits shall be subject to due application by Guth, and Featherlite shall have no obligation to pay insured benefits directly, such benefits to be payable to Guth only by the insurers in accordance with their policies. In addition to the standard benefits payable to employees in comparable positions, Featherlite will provide to Guth during the Employment Term a Jeep Cherokee, Ltd. or similar automobile and will pay or reimburse all of the reasonable expenses of maintaining and operating such automobile incurred in connection with Guth's employment; such automobile and related expense reimbursements shall be treated as income to Guth to the extent required by applicable law.

         10.10.6 Covenant Not to Compete. During the three-year period beginning on the day that Guth's employment with Featherlite terminates (the "Noncompetition Term"), in consideration of the Noncompetition Compensation to be provided by Featherlite to Guth under section 7 hereof, and in further consideration of Featherlite's agreement to consummate the Exchange and to employ Guth pursuant hereto, Guth hereby agrees that he will not, directly or indirectly, compete with Featherlite anywhere in North America (the "Territory"). For purposes of this Agreement, "compete" shall mean engaging, directly or indirectly, in a business similar in whole or in part to the Vantare Business. This covenant not to compete shall be interpreted to prohibit Guth, among other things, from serving as a proprietor, shareholder, partner, joint venturer, lender, director, officer, employee, consultant, or independent contractor to any person or entity that directly or indirectly competes with Featherlite in the Territory. During the Noncompetition Term, Guth shall not interfere in any way in the relationships between Featherlite and its employees, vendors or former vendors, or customers or former customers (including specifically the employees, vendors or former vendors, and customers or former customers of the Business) with the objective of facilitating or encouraging (i) the departure of any employee for the purpose of joining any other employer that may compete with Featherlite, or (ii) the transfer of all or any portion of any customer's or vendor's business from Featherlite to another person or entity that competes with Featherlite.

         10.10.7 Compensation for Covenant Not to Compete. In consideration of Guth's covenant not to compete described in section 6 hereof, upon the completion of each year of the three-year term of the covenant not to compete, Guth shall have the right to purchase from Featherlite one luxury motor coach, at Featherlite's cost (which includes the cost of the shell, manufacturing labor and overhead, and raw materials and components), to use or sell such motor coach, and retain the proceeds therefrom (the "Noncompetition Compensation"). Guth shall be responsible for the payment of all taxes in connection therewith, including but not limited to income tax and sales tax.

     10.10.8 Confidentiality. During his employment by Featherlite and at all times thereafter, Guth shall hold in the strictest confidence and will not, without the prior written authorization of Featherlite or its legal counsel, disclose, furnish, convey, communicate, make accessible to any person, or use any way Confidential Information (as hereinafter defined) of Featherlite or any affiliate thereof (further references to "Featherlite" in this section shall also mean and include any such affiliate) for Guth's own or another's benefit or permit the same to be used in competition with Featherlite. For purposes of this Agreement, "Confidential Information" means any information or compilation of information, not generally known, that is proprietary to Featherlite and relates to Featherlite's existing or reasonably foreseeable business that is not readily disclosed by inspection or analysis of Featherlite's products or services and which has been expressly or implicitly protected by Featherlite from unrestricted use by persons not associated with Featherlite, including proprietary rights and data, ideas, know-how, and trade secrets.

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     10.10.9  Termination.  Guth's  employment with Featherlite  shall terminate prior to the end of the Employment Term described in section 1 only as follows:

          (a) By mutual written agreement of the parties.

          (b) Upon the voluntary resignation or death of Guth.

          (c) Upon the occurrence of physical or mental disability of Guth to such extent that he is unable to carry on a substantial portion of his usual and customary duties, and such inability continues for a period of six months.

          (d) At the election of Featherlite, and immediately upon written notice to Guth, for cause, which shall mean any one or more of the following:

               (i) The conviction of Guth for any felony or misdemeanor committed in the course of his employment by Featherlite, or the entry of any final civil judgment against him in connection with any allegation against him of fraud, misrepresentation, misappropriation of property, any other intentional tort, or violation of any statute committed in the course of his employment by Featherlite.

               (ii) The gross misconduct, dishonesty, or disloyalty on the part of Guth in the performance of his duties hereunder, including without limitation the making by Guth of material unauthorized or unbudgeted expenditures; the receipt by Guth, directly or indirectly, of a material improper personal benefit (as referred to in Minnesota Statutes section 302A.251) from Featherlite that is not authorized by the Board of Directors of Featherlite; or a material conflict of interest involving Guth and a customer, a business associate, or a competitor of Featherlite that is not disclosed by Guth in writing to Featherlite and approved in writing by Featherlite.

               (iii) After written notice thereof and 30 days in which to cure, the material failure of Guth to perform his duties on behalf of Featherlite or an affiliate of Featherlite in a reasonable and timely manner or the failure of Guth to comply substantially with the standard, generally applicable material policies and procedures of Featherlite as in effect from time to time.

     10.10.10 Injunctive Relief. The parties recognize that irreparable damage will result to Featherlite if Guth violates or threatens to violate the terms of the covenant not to compete, and that the damages would be difficult to prove and quantify, and it is therefore agreed that, in the event of a breach of the covenant, Featherlite shall be entitled to injunctive relief to enforce the covenant, in addition to all other legal and equitable remedies available to it, including but not limited to the cessation of further Noncompetition Compensation to Guth. Featherlite shall also be entitled to receive from Guth the costs of obtaining such injunction or other legal or equitable remedies, including reasonable attorneys' fees.

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     10.10.11  Severability and Interpretation.  In the event that any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Any provision held overbroad as written shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable under applicable law, and enforced as amended. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

     10.10.12 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be personally delivered or telecopied (with confirmation of transmission) to the party receiving such notice or shall be delivered by Federal Express or similar overnight courier, addressed to the party to whom such notice is intended to be given, at the address for such party given in the Exchange Agreement or such other address as a party may specify by notice to the other party in the manner described therein. All notices shall be deemed given on the day when actually delivered as provided above, if delivered personally or by telecopy, or the business day after the date deposited, if delivered by overnight courier.

     10.10.13 Amendments. This Agreement expresses the entire understanding of the parties and supersedes all prior agreements concerning the same subject matter, including but not limited to the restated letter of intent dated as of June 10, 1996, among Guth, Vantare, and Featherlite. It may not be changed orally. Any change or modification must be made in writing and signed by the parties.

     10.10.14 Governing Law. The validity, enforceability, construction, and interpretation of this Agreement shall be governed by the laws of the State of Florida.

     10.10.15 Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good-faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction of the controversy. The arbitrator shall be a retired state or federal judge or an active or retired attorney experienced in business, commercial, or employment litigation selected by agreement of the parties. If they cannot so agree within 20 days, any party may request that the chief judge of the District Court for Seminole County, Florida, select a retired judge or an attorney experienced in business, commercial, or employment litigation. The arbitration proceeds shall take place in Seminole County, Florida. The costs of the proceedings shall be shared equally by the disputing parties.

     10.10.16 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of the parties hereto. No party may assign or delegate its obligations hereunder without the written consent of the other parties, and no party may assign its rights hereunder, without the written consent of the other parties, to any person or entity; provided, however, that Featherlite may assign its rights and obligations hereunder to an affiliate of Featherlite or a business organization that shall succeed to substantially all the Vantare Business.

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         IN WITNESS WHEREOF,  the parties have executed this Agreement as of the day and year first above written.

                                    FEATHERLITE MFG., INC.


                                    By /s/ Conrad D. Clement
                                     Its President and Chief Executive Officer



                                      /s/ Michael Guth
                                     Michael Guth


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